SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

IDEAYA Biosciences, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

45166A 102

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 45166A 102	13 G

1	NAMES OF REPORTING PERSONS Nextech V Oncology S.C.S., SICAV-SIF
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)	PN

CUSIP NO. 45166A 102	13 G

1	NAMES OF REPORTING PERSONS Nextech V GP S.à r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)	OO

CUSIP NO. 45166A 102	13 G

1	NAMES OF REPORTING PERSONS Nextech IV Oncology S.C.S. SICAV-SIF
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)	PN

CUSIP NO. 45166A 102	13 G

1	NAMES OF REPORTING PERSONS Nextech IV GP S.à r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)	OO

CUSIP NO. 45166A 102	13 G

1	NAMES OF REPORTING PERSONS Thomas Lips
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)	IN

CUSIP NO. 45166A 102	13 G

1	NAMES OF REPORTING PERSONS Dalia Bleyer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Lithuania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)	IN

CUSIP NO. 45166A 102	13 G

1	NAMES OF REPORTING PERSONS Marc Kriegsmann
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)	IN

CUSIP NO. 45166A 102	13 G

1	NAMES OF REPORTING PERSONS Christoph Kraiker
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)	IN

CUSIP NO. 45166A 102	13 G

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock (“Common Stock”) of IDEAYA Biosciences, Inc. (the “Issuer”).

Item 1(a)	Name of Issuer:

IDEAYA Biosciences, Inc.

Item 1(b)	Address of Issuer’s principal executive offices:

7000 Shoreline Court, Suite 350

South San Francisco, California 94080

Items 2(a)	Name of Reporting Persons filing:

Nextech V Oncology S.C.S., SICAV-SIF (“Nextech V LP”)
Nextech V GP S.à r.l. (“Nextech V GP”)
Nextech IV Oncology S.C.S. SICAV SIF (“Nextech IV LP)
Nextech IV GP S.à r.l. (“Nextech IV GP).
Thomas Lips (“Lips ”)
Dalia Bleyer (“Bleyer”)
Marc Kriegsmann (“Kriegsmann”)
Christoph Kraiker (“Kraiker”)

Item 2(b)	Address or principal business office or, if none, residence:

The address of the principal business office:	8 rue Lou Hemmer
L-1748 Luxembourg-Findel
Grand-Duché de Luxembourg

Item 2(c)	Citizenship:

Name	Citizenship or Place of Organization
Nextech V LP	Luxembourg
Nextech V GP	Luxembourg
Nextech IV LP	Luxembourg
Nextech IV GP	Luxembourg
Lips	Switzerland
Bleyer	Lithuania
Kriegsmann	Germany
Kraiker	Germany

Item 2(d)	Title of class of securities: Common Stock, $0.0001 par value per share

Item 2(e)	CUSIP No.: 45166A 102

CUSIP NO. 45166A 102	13 G

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filings is a:

Not applicable.

Item 4	Ownership The following information with respect to the ownership of Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

Reporting Persons	Shares of Common Stock Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class
Nextech V LP	0	0	0	0	0	0	0%
Nextech V GP	0	0	0	0	0	0	0%
Nextech IV LP	0	0	0	0	0	0	0%
Nextech IV GP	0	0	0	0	0	0	0%
Lips	0	0	0	0	0	0	0%
Bleyer	0	0	0	0	0	0	0%
Kriegsmann	0	0	0	0	0	0	0%
Kraiker	0	0	0	0	0	0	0%

Item 5

Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (x).

Item 6	Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person Not applicable.

Item 8	Identification and Classification of Members of the Group Not applicable.

Item 9	Notice of Dissolution of Group Not applicable.

Item 10	Certifications

By signing below, the undersigned certifies that to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

CUSIP NO. 45166A 102	13 G

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 16, 2021

Nextech V Oncology S.C.S., SICAV-SIF

By:	Nextech V GP S.à r.l.
Its:	General Partner

By:	/s/ Dalia Bleyer
Dalia Bleyer, Managing Member

By:	/s/ Thomas Lips
Thomas Lips, Managing Member

Nextech V GP S.à r.l.

By:	/s/ Dalia Bleyer
Dalia Bleyer, Managing Member

By:	/s/ Thomas Lips
Thomas Lips, Managing Member

Nextech IV Oncology S.C.S. SICAV-SIF

By:	Nextech IV GP S.à r.l.
Its:	General Partner

By:	/s/ Marc Kriegsmann
Marc Kriegsmann, Managing Member

By:	/s/ Christoph Kraiker
Christoph Kraiker, Managing Member

Nextech IV GP S.à r.l.

By:	/s/ Marc Kriegsmann
Marc Kriegsmann, Managing Member

By:	/s/ Christoph Kraiker
Christoph Kraiker, Managing Member

CUSIP NO. 45166A 102	13 G

/s/ Thomas Lips
Thomas Lips

/s/ Dalia Bleyer
Dalia Bleyer

/s/ Marc Kriegsmann
Marc Kriegsmann

/s/ Christoph Kraiker
Christoph Kraiker

CUSIP NO. 45166A 102	13 G

Exhibit(s):

Exhibit 99.1:	Joint Filing Statement